EXHIBIT 11.B
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

PAN AM CORPORATION AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER COMMON SHARE

FOR THE NINE MONTHS ENDED SEPTEMBER 30,

                                                 1997                              1996
                                      ---------------------------       ----------------------------
                                                         FULLY                              FULLY
                                        PRIMARY         DILUTED           PRIMARY          DILUTED
                                      ----------       ----------       ----------        ----------
Weighted average number of
      common shares outstanding       11,373,928       11,373,928        5,787,976        5,787,976

Additional shares due to:

      Series A preferred stock                 0                0                0                0

      Series B preferred stock                 0                0                0                0

                                    ------------     ------------     ------------     ------------

Total equivalent shares               11,373,928       11,373,928        5,787,976        5,787,976
                                    ============     ============     ============     ============


Earnings per share:

Net loss                            $(52,690,348)    $(52,690,348)    $(12,817,191)    $(12,817,191)

Less:  Preferred stock dividends      (1,040,733)      (1,040,733)               0                0
                                    ------------     ------------     ------------     ------------

Adjusted net loss                   $(53,731,081)    $(53,731,081)    $(12,817,191)    $(12,817,191)
                                    ============     ============     ============     ============


Earnings per common share           $      (4.72)    $      (4.72)    $      (2.21)    $      (2.21)
                                    ============     ============     ============     ============
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